CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information of Stralem Equity Fund and the incorporation by reference therein of our report dated December 10, 2015 with respect to the financial statements of Stralem Equity Fund included in its Annual Report for the year ended October 31, 2015 filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
July 26, 2016